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                                                                   EXHIBIT 10.55



                          ENGINE MAINTENANCE AGREEMENT


                                    BETWEEN

                                ATLAS AIR, INC.

                                      AND

                            GENERAL ELECTRIC COMPANY





                            Proposal No. ESD-96-232I

                                   June, 1996



             This Proposal Shall Remain Valid Through June 7, 1996



                            PROPRIETARY INFORMATION
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                         PROPRIETARY INFORMATION NOTICE

The information contained in this document is disclosed in confidence. It is the property of GE and shall not be used, disclosed to others, or reproduced without the express written consent of GE. If consent is given for reproduction in whole or in part, this notice shall appear on any such reproduction, in whole or in part.

                               TABLE OF CONTENTS

                                   [REDACTED]

                                    RECITALS

                                   [REDACTED]

                     CF6-5OE2 ENGINE MAINTENANCE AGREEMENT


THIS AGREEMENT, by and between General Electric Company, a corporation organized and existing under the law of the State of New York, U.S.A. and having an office in Cincinnati, Ohio, ("GE"), and Atlas Air, Inc., a corporation organized under the law of Delaware, with its principal place of business at Building 243, John F. Kennedy International Airport, Jamaica, New York, U.S.A. ("Buyer").

                          SECTION 1 - COMMERCIAL TERMS

                           ARTICLE I. - INTRODUCTION

A.       Coverage

         This Engine Maintenance Agreement ("the Agreement") will cover the maintenance of CF6-50E2 Engines operated by Buyer in its B747 aircraft fleet ("Eligible Engines") as follows:

         1. Services covered on a Maintenance Cost Per Hour ("MCPH") basis as specified in Section 2 - Article I., "Scope of Work", Paragraph A, below; and,

         2. Other Services covered on a Time and Material ("T&M") basis and defined in Section 2 - Article I., "Scope of Work" [REDACTED].

         3. This Agreement shall remain in full force and effect until September 30, 2006 [REDACTED] unless extended by mutual agreement or, at GE's option, to achieve up to one hundred twenty (120) months coverage under this Agreement for individual Engines added after the Effective Date. Services set forth in this Agreement shall commence thirty (30) days after the Effective Date.

B.       Specification

         The Buyer's CF6-50E2 Engines will be inspected, Repaired, modified, and tested in accordance with GE's MCPH Engine Repair
         Specification in coordination with FAA approved manufacture's Engine Manuals and Service Bulletins and other associated technical documents.
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C.       Configuration

         Buyer and GE shall mutually define an external Equipment configuration specification for Equipment to be covered under this Agreement.

                    ARTICLE II. - PRICE AND PRICE ADJUSTMENT
                                   [REDACTED]


E.       Addition or Removal of Engines

         1.      Addition of Engines under this Agreement shall be as follows:

                 a) Engines over and above those contemplated by [REDACTED] which are transitioned into the Buyer fleet after the execution of this Agreement, will be included at Buyer's written request and GE's concurrence. Such written request shall include Engine serial number, aircraft identification (including previous owner), TSN, TSLV, CSN, CSLV and Component identification by serial number.

                 b) Inclusion shall be mutually agreed upon and the date for inclusion may be retroactive. Engines requested by Buyer to be included in MCPH will be evaluated by GE and the parties will negotiate any adjustments to the MCPH pricing considering but not limited to, LLP life remaining, Engine age versus fleet average and workscope for the Engine's last shop visit. Engines will be included in MCPH after such negotiation.

         2.      Removal of Engines from this Agreement shall be as follows:

                 Selection of Engines to be phased out of this Agreement shall be mutually agreed upon by GE and Buyer. GE and Buyer shall negotiate any adjustment to the MCPH Rate and/or credits, if applicable.

         3. Basis for Addition Over and Above Those Contemplated By [REDACTED] or Removal of Engines [REDACTED].

                 a) Adjustments for addition or removal of used Engines [REDACTED] to/from MCPH will consider, but not be limited to, GE maintenance cost baselines, severity ratios, time/cycles since new, workscope history, EGT margin and Life limited part replacement experience.

                 b) New Engines may be added to MCPH during any Pricing Period at a Rate no higher than the then current Rate for that Pricing Period included in the Agreement. At the completion of each year, GE will propose and the parties shall negotiate adjustments to subsequent Pricing Periods to account for the addition of the New Engines during that year. In the event the parties, after good faith negotiations, cannot reach agreement on adding new Engines to MCPH, such new Engines may, at Buyer's election, be Repaired as Supplemental Work. New Engines are defined as those with zero (0) flying hours since new.

                 c) Used Engines may be added to MCPH on the same basis as specified in Paragraph b., above, for new Engines after Buyer, at its option, either (1) makes payment to GE in a lump sum an amount equal to the then current MCPH Rate multiplied by the EFH for that used Engine since new or its last shop visit, whichever occurred last, or
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                     (2) such used Engine has been Redelivered to Buyer after
                         Buyer has Delivered the used Engine to GE for a shop visit on a Supplemental Work basis.

[REDACTED]


                        ARTICLE III. - TERMS OF PAYMENT
                                   [REDACTED]

                             SECTION 2 - TECHNICAL

                           ARTICLE I.- SCOPE OF WORK



A.       Scope of MCPH:

         1.      MCPH Qualifying Shop Visits

                 Buyer's Engines meeting any of the following criteria shall be eligible for maintenance on a MCPH basis ("Qualifying Shop Visit"):

                 a) The shop visit is necessary to correct a known defect, failure, or performance deterioration which is beyond service limits and cannot be corrected on-wing (See Paragraph e., below).

                 b) The shop visit is necessary to comply with an Airworthiness Directive issued by the FAA or with recommendations contained in GE's Mandatory Compliance Service Bulletins.

                 c) The shop visit is necessary to comply with a GE written recommendation requiring shop visits of Engines at scheduled intervals.

                 d) The shop visit is necessary to replace Life Limited Parts ("LLP").

                 e) The shop visit is necessary because troubleshooting in accordance with the applicable Engine Maintenance Manual by Buyer on-wing could not resolve the problem. Such Qualifying Shop Visits shall be included as MCPH Qualifying Shop Visits if GE's designated Senior Field Service Representative or his duly authorized alternate is in agreement that required maintenance could not reasonably have been accomplished on-wing.

                 f) The shop visit occurs as maintenance for convenience with prior written concurrence from GE.


       [REST OF AGREEMENT, INCLUDING APPENDICES AND ATTACHMENT REDACTED]